Exhibit 10.41

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is made and entered into as of December 21, 2015 (the “Separation Date”), by and between Edward J. Quilty (the “Executive”) and Derma Sciences, Inc. (the “Company”). The Company and Executive are sometimes collectively referred to herein as the Parties and individually as a Party. As used in this Agreement, the term “affiliate” shall mean any entity controlled by, controlling, or under common control with, the Company.

WHEREAS, Executive and the Company have determined to provide for the separation of Executive’s employment with the Company and its affiliates on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

1. Separation. As of the Separation Date, Executive’s employment and status as an employee and officer with the Company and its affiliates (including, without limitation, as Chairman of the Board, President and Chief Executive Officer of the Company) will terminate and Executive will cease to be an employee of any and all of the foregoing. In addition, as of the Separation Date, Executive shall, and by execution of this Agreement he does, resign from any and all directorships Executive may hold with any of the Company’s affiliates. Executive shall continue his service as a member of the Board of Directors of the Company (the “Board”), and shall be entitled to receive director compensation consistent with the Company’s then-current policy for the compensation of directors; provided that Executive agrees to promptly resign from the Board in the event that he receives notice from the Chairman that Executive will not be nominated for re-election to the Board pursuant to the Board’s By-Laws.

2. Accrued Benefits. The Company will pay and provide to Executive the following payments and benefits:

(a) Salary and Vacation Pay. Within 10 calendar days after the Separation Date, or such earlier date as required by law, the Company will issue to Executive his final paycheck, reflecting (i) his unpaid base salary through December 31, 2015, and (ii) his accrued but unused vacation pay through the Separation Date.

(b) Expense Reimbursements. Within 30 calendar days following the Separation Date, the Company will reimburse Executive for any reasonable unreimbursed business expenses actually and properly incurred by Executive in connection with carrying out his duties with the Company through the Separation Date in accordance with applicable Company business expense reimbursement policies, which expenses will be submitted by Executive to the Company with supporting receipts and/or documentation no later than 10 calendar days after the Separation Date.

(c) Other Benefits. All Company-provided benefits shall cease to accrue on the Separation Date, including, but not limited to, accrual of vacation, sick, and other benefits. The Company will continue to provide the existing level of health insurance benefits through December 31, 2015, at which time Executive shall be eligible for COBRA coverage, as set forth below.

3. Severance Benefits. In consideration of, and subject to and conditioned upon Executive’s execution and non-revocation of the release attached as Exhibit A to this Agreement (the “Release”) and the effectiveness of such Release as provided in Section 4 of this Agreement, and subject to Executive’s continuing compliance with his obligations in Sections 1 and 6(b) hereof, the Company will pay or provide to Executive the following payments and benefits, which Executive acknowledges and agrees constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement:

(a) Severance. The Company shall pay to Executive an amount equal to $1,030,000 (the “Severance Payment”), payable in equal installments in accordance with the Company’s payroll practices over the two year period commencing on the first payroll date in 2016.

(b) Annual Bonus. The Company shall pay to Executive $93,344 (36.25% of the target bonus opportunity) under the Company’s annual bonus program for the 2015 fiscal year in a single lump sum by December 31, 2015.

(c) Equity Awards. The Company has granted Executive certain restricted share units (“RSUs”) and stock options that are outstanding as of the Separation Date pursuant to the terms and conditions of the Company’s equity compensation plan and the equity award agreements between the Parties (the “Equity Awards”). The following Equity Awards that remain outstanding immediately prior to the Separation Date shall become vested and exercisable, effective as of the Separation Date:

Equity Award	Equity Awards to Vest as of the Separation Date
Time-Based RSUs (December 2012)	16,250 RSUs
Time-Based Stock Option (February 2013)	6,000 option shares
Time-Based Stock Option (February 2014)	18,000 option shares
Performance-Based RSUs (February 2015)	5,438 RSUs (36.25% of award)
Time-Based Stock Option (February 2015)	15,000 option shares
Performance-Based Stock Option (February 2015)	18,125 option shares (36.25% of award)

For the avoidance of doubt, the Parties acknowledge and agree that Executive vested in an additional 16,250 RSUs under the Time-Based RSUs (December 2012) on December 20, 2015 (i.e., the day before the Separation Date). Any remaining unvested Equity Awards that have not vested prior to the Separation Date and that do not vest in accordance with this Section 3(c) shall be forfeited effective as of the Separation Date. The period to exercise any stock options outstanding as of the Separation Date, including any such stock options that become exercisable pursuant to this Section 3(c), shall be the earlier of: (i) the expiration date set forth in the applicable equity award agreement; or (ii) the 10th anniversary of the original date of grant.

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(d) Continued Health Care Benefits. If Executive timely elects continued health coverage under COBRA, the Company will pay all related COBRA premiums, and any other premiums required to maintain Executive’s health insurance coverage as in effect immediately prior to the Separation Date, for the two-year period commencing January 1, 2016 and ending December 31, 2017 (the “Premium Period”), which period shall run concurrently with the COBRA continuation period. An amount equal to the applicable premiums (or such other amounts as may be required by law) will be included in Executive’s income for tax purposes to the extent required by applicable law and the Company may withhold taxes from Executive’s other compensation for this purpose.

(e) Consulting Agreement. The Company and Executive shall enter into a Consulting Services Agreement in the form attached as Exhibit B (the “Consulting Services Agreement”).

(f) Payment of Legal Fees. Within 10 calendar days after the Separation Date, the Company shall reimburse Executive for up to $2,500 in legal fees and costs Executive incurred related to his attorneys’ review of this Agreement.

4. Release of Claims. Executive agrees that, as a condition to Executive’s right to receive the payments and benefits set forth in Section 3, within 21 calendar days following the Separation Date, Executive shall execute and deliver the Release to the Company. If Executive fails to execute and deliver the Release to the Company, or if the Release is revoked by Executive or otherwise does not become effective and irrevocable in accordance with its terms, then Executive will not be entitled to any payment or benefit under Section 3 of this Agreement.

5. Effect on Other Arrangements. Executive acknowledges that the payments and arrangements contained in this Agreement will constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of his employment with the Company and its affiliates and the termination thereof. Executive agrees that, as of the Separation Date, this Agreement supersedes and replaces the severance terms under any plan, program, policy or practice or contract or agreement of the Company and its affiliates, including the terms of the Employment Agreement between the Parties dated March 7, 2012, as amended December 20, 2012, March 27, 2013, and March 9, 2015 (the “Employment Agreement”), and that Company and its affiliates have no further obligations to Executive under any plan, program, policy or practice or contract or agreement, with the exception of the Company’s equity compensation plan and the equity award agreements.

6. Covenants

(a) Claw Back Policy. Executive acknowledges that he shall remain subject to the provisions of the Company’s Claw Back Policy (the “Claw Back Policy”), as in effect on the Separation Date, which shall survive and continue in full force and effect notwithstanding the termination of Executive’s employment. The Parties acknowledge that, on and after the Separation Date, the Company may not amend or modify the Claw Back Policy in a manner that adversely affects Executive, unless the Company determines in good faith that such amendment or modification is required in order to comply with applicable laws or exchange listing requirements.

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(b) Non-Disparagement. Executive agrees that he will not do or say anything that could reasonably be expected to disparage or impact negatively the name or reputation in the marketplace of the Company or any of its affiliates, employees, officers, directors, stockholders, members, principals or assigns. Nothing in this Section 6(b) shall preclude Executive from responding truthfully to any legal process or truthfully testifying in a legal or regulatory proceeding, provided that, to the extent permitted by law, Executive promptly informs the Company of any such obligation prior to participating in any such proceedings. The Company likewise agrees that it will not release any information or make any statements, and its officers and directors shall not do or say anything that could reasonably be expected to disparage or impact negatively the name or reputation in the marketplace of Executive. Nothing herein shall preclude the Company or any of its affiliates, employees, officers, directors, stockholders, members, principals or assigns from responding truthfully to any legal process or truthfully testifying in a legal or regulatory proceeding, provided that to the extent permitted by law, the Company will promptly inform Executive in advance if it has reason to believe such response or testimony will directly relate to Executive, or preclude the Company from complying with applicable disclosure requirements.

7. Indemnification and Insurance. The Company will continue in force its directors and officers liability insurance coverages with respect to any claims that may be asserted against Executive arising out of Executive’s employment with the Company. Executive shall be eligible for indemnification on the same basis as other former officers of the Company in accordance with its bylaws and applicable law after the Separation Date.

8. Miscellaneous.

(a) Section 409A. The intent of the Parties is that payments and benefits under this Agreement comply with Section 409A of the Code (“Section 409A”) or are exempt therefrom and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered so as to be in compliance therewith. If Executive notifies the Company (with specificity as to the reason therefor) that Executive believes that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company will, after consulting with Executive, reform such provision in a manner that is economically neutral to the Company to attempt to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. The Parties hereby acknowledge and agree that (i) the payments and benefits due to Executive under Section 3 above are payable or provided on account of Executive’s “separation from service” within the meaning of Section 409A; and (ii) each installment of Severance Payment payable to Executive under Section 3(a) is intended to be treated as a separate payment for purposes of Section 409A that is exempt from Section 409A, to the maximum extent possible, under the “short-term deferral” exemption of Treasury Regulation Section 1.409A-1(b)(4) and/or the “involuntary separation pay” exemption of Treasury Regulation Section 1.409A-1(b)(9)(iii). Notwithstanding any provision of this Agreement to the contrary, if Executive is determined by the Company to be a “specified employee” within the meaning of Section 409A, then any payment under this Agreement that is considered nonqualified deferred compensation subject to Section 409A will be paid no earlier than (1) the date that is six months after the date of Executive’s separation from service, or (2) the date of Executive’s death. In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.

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(b) Withholding. The Company or its affiliates, as applicable, may withhold from any amounts payable or benefits provided under this Agreement such federal, state, local, foreign or other taxes as will be required to be withheld pursuant to any applicable law or regulation. Notwithstanding the foregoing, Executive will be solely responsible and liable for the satisfaction of all taxes, interest and penalties that may be imposed on Executive in connection with this Agreement (including any taxes, interest and penalties under Section 409A), and neither the Company nor its affiliates will have any obligation to indemnify or otherwise hold Executive harmless from any or all of such taxes, interest or penalties. To the extent the Company or any affiliate is required to withhold any federal, state, local, foreign or other taxes in connection with the payment or exercise of an Equity Award, then the Company or an affiliate (as applicable) shall satisfy the minimum required tax withholding obligation via a net share withholding method authorized by the applicable equity plan.

(c) Severability. In construing this Agreement, if any portion of this Agreement will be found to be invalid or unenforceable, the remaining terms and provisions of this Agreement will be given effect to the maximum extent permitted without considering the void, invalid or unenforceable provision.

(d) Successors. This Agreement is personal to Executive and without the prior written consent of the Company will not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by Executive’s surviving spouse, heirs and legal representatives. This Agreement will inure to the benefit of and be binding upon the Company and its affiliates, and their respective successors and assigns.

(e) Final and Entire Agreement; Amendment. This Agreement, together with the Release and the Consulting Services Agreement, represents the final and entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and discussions between the Parties hereto and/or their respective counsel with respect to the subject matter hereof. Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Agreement. Any amendment to this Agreement must be in writing, signed by duly authorized representatives of the Parties, and stating the intent of the Parties to amend this Agreement.

(f) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without reference to conflict of laws principles.

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(g) Notices. All notices and other communications hereunder will be in writing and will be given by hand delivery to the other Party or by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier, addressed as follows:

If to Executive: at Executive’s most recent address on the records of the Company;

If to the Company: Derma Sciences, Inc., 214 Carnegie Center, Suite 300, Princeton, NJ 08540, Attention: Chairman of the Board;

or to such other address as either Party will have furnished to the other in writing in accordance herewith. Notice and communications will be effective on the date of delivery if delivered by hand, on the first business day following the date of dispatch if delivered utilizing overnight courier, or three business days after having been mailed, if sent by registered or certified mail.

(h) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or other electronic transmission), each of which will be deemed an original, but all of which taken together will constitute one original instrument.

IN WITNESS WHEREOF, the Parties hereto have each executed this Agreement as of the date first above written.

Derma Sciences, Inc.		EXECUTIVE

/s/ Stephen T. Wills		/s/ Edward J. Quilty
By:	Stephen T. Wills	Edward J. Quilty
Its:	Chairman of the Board

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EXHIBIT A

GENERAL RELEASE

This General Release (this “Release”) is made and entered into as of this 21st day of December, 2015, by and between Derma Sciences, Inc. (the “Company”) and Edward J. Quilty (“Executive”).

1. Employment Status. Executive’s employment with the Company and its affiliates terminated effective as of December 21, 2015 (the “Separation Date”).

2. Payments and Benefits. Upon the effectiveness of the terms set forth herein, the Company shall provide Executive with the benefits set forth in Section 3 of the Separation Agreement between Executive and the Company dated as of December 21, 2015 (the “Separation Agreement”), upon the terms, and subject to the conditions, of the Separation Agreement. Executive agrees that Executive is not entitled to receive any additional payments as wages, vacation or bonuses except as otherwise provided under the Separation Agreement and the Consulting Services Agreement attached as Exhibit B to the Separation Agreement (the “Consulting Services Agreement”).

3. No Liability. This Release does not constitute an admission by the Company or its affiliates or predecessors, or their respective officers, directors, partners, agents, or employees, or by Executive, of any unlawful acts or of any violation of federal, state or local laws.

4. Release. In consideration of the payments and benefits set forth in Section 2 of this Release, Executive for himself/herself, his or her heirs, administrators, representatives, executors, successors and assigns (collectively, “Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company, its respective affiliates and their respective predecessors, successors and assigns (the “Company Group”) and each of its officers, directors, partners, agents, and former and current employees, including without limitation all persons acting by, through, under or in concert with any of them (collectively, “Releasees”), and each of them, from any and all claims, demands, actions, causes of action, costs, expenses, attorney fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Executive has, had, or may ever have against the Releasees relating to or arising out of Executive’s employment or separation from employment with the Company Group, from the beginning of time and up to and including the date Executive executes this Release. This Release includes, without limitation, (a) law or equity claims; (b) contract (express or implied) or tort claims; (c) claims for wrongful discharge, retaliatory discharge, whistle blowing, libel, slander, defamation, unpaid compensation, wage and hour violations, intentional infliction of emotional distress, fraud, public policy contract or tort, and implied covenant of good faith and fair dealing, whether based in common law or any federal, state or local statute; (d) claims under or associated with any of the Company Group’s incentive or equity compensation plans or arrangements; (e) claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation (including without limitation under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act (“ADEA”), Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991 (“Title VII”), the Equal Pay Act of 1963, and the Americans with Disabilities Act of 1990 (“ADA”), the Rehabilitation Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”), the Lilly Ledbetter Fair Pay Act or any other foreign, federal, state or local law or judicial decision); (f) claims arising under the Employee Retirement Income Security Act; and (g) any other statutory or common law claims related to Executive’s employment with the Company Group or the separation of Executive’s employment with the Company Group.

Without limiting the foregoing paragraph, Executive represents that Executive understands that this Release specifically releases and waives any claims of age discrimination, known or unknown, that Executive may have against the Company as of the date Executive signs this Release. This Release specifically includes a waiver of rights and claims under the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers Benefit Protection Act. Executive acknowledges that as of the date Executive signs this Release, Executive may have certain rights or claims under the Age Discrimination in Employment Act, 29 U.S.C. §626 and Executive voluntarily relinquishes any such rights or claims by signing this Release.

Notwithstanding the foregoing provisions of this Section 4, nothing herein will release the Company Group from (i) any obligation under the Separation Agreement or Consulting Agreement; and (ii) any rights or claims that relate to events or circumstances that occur after the date that Executive executes this Release. In addition, nothing in this Release is intended to interfere with Executive’s right to file a charge with the Equal Employment Opportunity Commission or any state or local human rights commission in connection with any claim Executive believes he may have against the Releasees. However, by executing this Release, Executive hereby waives the right to recover any remuneration, damages, compensation or relief of any type whatsoever from the Company, its affiliates and their respective predecessors and successors in any proceeding that Executive may bring before the Equal Employment Opportunity Commission or any similar state commission or in any proceeding brought by the Equal Employment Opportunity Commission or any similar state commission on Executive’s behalf.

5. Return of Property. Executive warrants and represents that, as of the Separation Date, Executive has surrendered to the Company all documents, materials, and other property of the Company and/or its clients and has not photocopied or reproduced such documents. Executive further warrants and represents that, as of the Separation Date, Executive has returned to the Company any and all Company computer equipment and software, and any and all other equipment of the Company in Executive’s possession in good working order and reasonable condition, including any keys.

Notwithstanding the foregoing, the Company agrees to provide Executive with access to the Company’s offices in Princeton, New Jersey during regular business hours from the Separation Date through January 31, 2016 to gather his personal belongings and documents, including, but not limited to, the personal contents of his office and any personal records.

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The Company also agrees to provide Executive with access to his Company-issued computer during regular business hours from the Separation Date through January 31, 2016 to access, download and copy personal files and other information electronically stored on the computer and/or the Company’s computer servers, including, but not limited to, personal emails and contact information.

The Company also agrees that the Executive may continue to use his company-issued cell phone during the time period that the Company engages Executive as a Consultant pursuant to the Consulting Services Agreement.

6. Representation of No Pending Action and Agreement Not to Sue. Executive further agrees never to sue any Releasees or cause any Releasees to be sued regarding any matter within the scope of the above release. If Executive violates this Release by suing any Releasees or causing any Releasees to be sued, Executive shall continue to be bound by the release obligations of this Release and shall pay all costs and expenses of defending against the suit incurred by the Releasees, including reasonable attorneys’ fees, unless (1) paying such costs and expenses is prohibited by law, (2) the action is brought by Executive to enforce the terms of this Agreement, or (3) Executive is bringing an action relating to the validity of this Agreement.

7. Acknowledgment. Executive has read this Release, understands it, and voluntarily accepts its terms, and Executive acknowledges that he has been advised by the Company to seek the advice of legal counsel (at Executive’s cost) before entering into this Release. Executive acknowledges that he was given a period of at least 21 calendar days within which to consider and execute this Release, and to the extent that he executes this Release before the expiration of the 21-day period, he does so knowingly and voluntarily and only after consulting his attorney. Executive acknowledges and agrees that the promises made by the Company Group hereunder represent substantial value over and above that to which Executive would otherwise be entitled.

8. Revocation. Executive has a period of 7 calendar days following the execution of this Release during which Executive may revoke this Release by delivering written notice to the Company pursuant to Section 8(g) of the Separation Agreement by hand or overnight courier before 5:00 p.m. on the seventh day after signing this Release. This Release will not become effective or enforceable until such revocation period has expired. Executive understands that if he revokes this Release, it will be null and void in its entirety, and he will not be entitled to any payments or benefits provided in this Release, including without limitation under Section 2 of this Release.

9. Counterparts. This Release may be executed by the parties hereto in counterparts, which taken together shall be deemed one original.

[Signatures are on the following page]

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Derma Sciences, Inc.		EXECUTIVE

/s/ Stephen T. Wills		/s/ Edward J. Quilty
By:	Stephen T. Wills	Edward J. Quilty
Its:	Chairman of the Board

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EXHIBIT B

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (this “Agreement”) is made and entered into as of the 21st day of December, 2015 (the “Effective Date”), by and between Edward J. Quilty (the “Consultant”) and Derma Sciences, Inc. (the “Company”). The Company and Consultant are sometimes collectively referred to herein as the Parties and individually as a Party. As used in this Agreement, the term “affiliate” shall mean any entity controlled by, controlling, or under common control with, the Company.

1. Engagement. The Company hereby engages Consultant, and Consultant agrees to provide certain consulting services to the Company and its affiliates, in accordance with the terms, and subject to the conditions, of this Agreement.

2. Consulting Period. During the period commencing on January 1, 2016 and ending June 30, 2016, or such earlier date on which Consultant’s consulting relationship with the Company is terminated as provided herein (the “Consulting Period”), Consultant shall, at the Company’s request, provide consulting services to the Company and its affiliates as set forth in Section 3 below (the “Consulting Services”).

3. Services To Be Provided. Consultant shall from time to time provide Consulting Services to the Company and its affiliates with regard to the business and operations of the Company. Consultant shall provide the Consulting Services at the request of, and report directly to, the Chairman of the Board of the Company or any officer designated by the Chairman. In connection therewith, Consultant shall make himself available (by telephone or otherwise) at reasonable times during normal business hours and on reasonable notice to provide the Consulting Services; provided, however, that the Consulting Services rendered by Consultant during the Consulting Period shall not exceed 40 hours per month. In addition, Consultant shall make himself available to travel within the United States in connection with his services hereunder if reasonably requested by the Company, with appropriate advance notice, and any travel expenses associated therewith shall be reimbursed to the extent provided by Section 6.

4. Non-Exclusive Relationship. The Consulting Services being provided by Consultant are on a non-exclusive basis, and Consultant shall be entitled to perform or engage in any activity not inconsistent with this Agreement.

5. Compensation. During the Consulting Period, the Company shall pay Consultant a total of $60,000 for Consulting Services to be performed by Consultant (the “Consulting Fee”) payable in 6 equal monthly installments. Consultant shall be responsible for the payment of all taxes, interest and penalties owed on all amounts paid to Consultant by the Company hereunder, and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold Consultant harmless from any or all of such taxes, interest or penalties.

6. Reimbursable Costs. The Company shall reimburse Consultant in accordance with general policies and practices of the Company for actual and reasonable expenses incurred in performing the Consulting Services during the Consulting Period and pre-approved by the Chairman of the Board, payable within 30 calendar days after receipt of an invoice; provided that the invoice is submitted to the Company no later than two months prior to the end of the calendar year immediately following the year in which the expense was incurred. The amount of any reimbursements that constitute compensation in one year shall not affect the amount of reimbursements constituting compensation that are eligible for payment or reimbursement in any other year, and Consultant’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

7. Duties of the Company. The Company shall (a) grant Consultant access to information reasonably required for Consultant to perform the Consulting Services contemplated herein; and (b) pay to Consultant the amounts due to Consultant within the time periods specified herein.

8. Duties of Consultant. Subject to Section 3 of this Agreement, Consultant shall: (a) dedicate such time commitment to the Consulting Services as is reasonably necessary to perform such Consulting Services; (b) comply with all applicable federal, state, municipal and foreign laws and regulations required to enable Consultant to render to the Company the Consulting Services called for herein; and (c) upon termination of the Consulting Period, return to the Company all Company property in Consultant’s possession, including without limitation, keys, credit cards, telephone calling cards, computer hardware and software, cellular and portable telephone equipment, manuals, books, notebooks, financial statements, reports and other documents.

9. Retention of Authority. Throughout the Consulting Period, the Company shall retain all authority and control over the business, policies, operations and assets of the Company and its affiliates. Consultant shall not knowingly violate any rules or policies of the Company applicable to Consultant or violate any applicable law in connection with the performance of the Consulting Services. The Company does not, by virtue of the Agreement, delegate to Consultant any of the powers, duties or responsibilities vested in the Company or its affiliates by law or under the organizational documents of the Company or its affiliates.

10. Independent Consultant Status. In performing the Consulting Services herein, the Company and Consultant agree that Consultant shall at all times be acting solely as an independent contractor and not as an employee of the Company. The Parties acknowledge that Consultant was, prior to the Effective Date, an employee of the Company, but that such employment relationship has terminated immediately prior to the effectiveness of this Agreement. The Company and Consultant agree that Consultant will not be an employee of the Company or its affiliates during the Consulting Period in any matter under any circumstances or for any purposes whatsoever, and that Consultant and not the Company shall have the authority to direct and control Consultant’s performance of his activities hereunder. The Company shall not pay, on the account of Consultant or any principal, employee or contractor of Consultant, any unemployment tax or other taxes, required under the law to be paid with respect to employees; nor shall the Company withhold any federal, state, local or other taxes from the Consulting Fee (other than as required by applicable law, as reasonably determined by the Company, with respect to that portion, if any, that is considered severance or other wages for tax purposes); nor shall the Company provide Consultant, in his capacity as such, or any principal, employee or contractor of Consultant with any benefits, including without limitation any severance, pension, retirement, health or welfare, or any kind of insurance benefits, including workers compensation insurance. Consultant and the Company hereby agree and acknowledge that this Agreement does not impose any obligation on the Company to offer employment to Consultant at any time. Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the Company and Consultant, nor to authorize either Party to act as general or special agent of the other Party in any respect.

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11. Termination. Either Party may terminate this Agreement and Consultant’s services hereunder at any time and for any reason by providing at least 30 calendar days prior written notice to the other Party in accordance with Section 12(e) below. In the event of such termination, Consultant shall be entitled to receive all earned but unpaid Consulting Fees through the date of termination, including a pro rata portion of the Consulting Fee for the partial month in which the termination date occurs, and except as set forth in the following sentence, shall have no further rights to payment of any consulting fees or other compensation hereunder. Notwithstanding the foregoing, in the event of a termination of Consultant’s services by the Company without Cause (as defined below) during the Consulting Period, Consultant shall be entitled to continue to receive the monthly Consulting Fees in accordance with the payment schedule set forth in Section 5 hereof. For purposes of this Section 11, Cause shall mean (a) Consultant’s act of fraud or dishonesty resulting in material injury to business or reputation of the Company or its affiliates; or (b) Consultant’s material breach of any of his obligations under this Agreement, provided the Company first transmits to Consultant a written document specifying the material breach and permits Consultant 30 calendar days to cure such breach to the Company’s reasonable satisfaction.

12. Miscellaneous.

(a) Entire Agreement, Amendment and Waiver. This Agreement represents the final and entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and discussions between the Parties hereto and/or their respective counsel with respect to the subject matter hereof. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Consultant, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

(b) Successors. This Agreement is personal to Consultant and without the prior written consent of the Company shall not be assignable by Consultant other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Consultant’s surviving spouse, heirs, and legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its affiliates, and their respective successors and assigns.

(c) Choice of Law, Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without reference to principles of conflict of laws that would result in the application of any law other than that of the State of New Jersey. In construing this Agreement, if any portion of this Agreement shall be found to be invalid or unenforceable, the remaining terms and provisions of this Agreement shall be given effect to the maximum extent permitted without considering the void, invalid or unenforceable provision.

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(d) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which taken together shall constitute one instrument.

(e) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other Party or by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier, addressed as follows: (i) if to Consultant: at Consultant’s most recent address on the records of the Company; and (ii) if to the Company: Derma Sciences, Inc., 214 Carnegie Center, Suite 300, Princeton, NJ 08540, Attention: Chairman of the Board; or to such other address as either Party shall have furnished to the other in writing in accordance herewith. Notice and communications will be effective on the date of delivery if delivered by hand, on the first business day following the date of dispatch if delivered utilizing overnight courier, or three business days after having been mailed, if sent by registered or certified mail.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

Derma Sciences, Inc.

/s/ Stephen T. Wills
By:	Stephen T. Wills
Title:	Chairman of the Board

CONSULTANT

/s/ Edward J. Quilty
Edward J. Quilty

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